Exhibit 99.1

ADMA Biologics Announces $125 Million Accelerated Share Repurchase with JPMorgan as Part of a Planned $200 Million 2026 Total Share Repurchase Initiative

RAMSEY, N.J. and BOCA RATON, Fla., March 2, 2026 — ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced a capital return initiative target of approximately $200 million during 2026, including the execution of a $125 million accelerated share repurchase (“ASR”) agreement with JPMorgan Chase Bank, National Association (“JPMorgan”). The initiative underscores the Company’s strong financial position, durable free cash flow profile and confidence in its long-term growth trajectory.

“We believe ADMA’s common stock represents the most compelling near-term capital deployment opportunity available to the Company,” said Adam Grossman, President and Chief Executive Officer of ADMA. “Given our sustained revenue growth, expanding margins and an anticipated acceleration in go-forward cash flow generation, we believe we are well positioned to continue investing in our strategic growth initiatives while returning significant capital to stockholders. We view our common stock as meaningfully undervalued relative to the strength and durability of our business and remain highly confident in our ability to drive substantial long-term per-share value.”

Under the terms of the ASR agreement, ADMA will pay JPMorgan an aggregate upfront amount of $125 million and will initially receive approximately 6.4 million shares of its common stock on or about March 3, 2026, representing approximately 80% of the shares expected to be repurchased under the ASR, based on the closing price of ADMA’s common stock of $15.57 per share on February 27, 2026. The total number of shares ultimately repurchased will be based on the average of the daily volume-weighted average price of the Company’s common stock during the term of the ASR, less an agreed discount, and is expected to be completed within the next five months. At final settlement, the Company may receive additional shares or, under certain limited circumstances, may be required to deliver shares or make a cash payment, pursuant to the terms of the agreement.

The ASR agreement was executed pursuant to the Company’s existing share repurchase program, under which the Company has up to $500 million authorized for repurchases. The Company intends to be opportunistic in deploying these repurchases, which may include repurchases under Rule 10b5-1 trading plans or in other open market transactions in accordance with SEC Rule 10b-18 over the course of 2026, subject to market conditions and other factors.

Since the program’s authorization in May 2025, between prior repurchases and the ASR, ADMA will have repurchased approximately $160 million of its common stock to date. Management believes these actions enhance long-term stockholder value and reflect a disciplined and opportunistic approach to capital allocation.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia. ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products and product candidates. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “view,” “positioned,” “support,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s long-term growth trajectory, capital deployment, cash flow forecast, strategic growth initiatives, value of our common stock, ability to deliver stockholder value, timing for completion of the ASR transaction, the number of shares to be purchased by JPMorgan under the ASR agreement, and additional purchases in 2026 under our share repurchase program. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com